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                                                                    Exhibit 99.1

Thursday December 27, 9:01 am Eastern Time

Press Release

SOURCE: Salix Pharmaceuticals, Ltd.

        Salix Pharmaceuticals Submits New Drug Application for Rifaximin for the Treatment of Travelers' Diarrhea

RALEIGH, N.C.--(BW HealthWire)--Dec. 27, 2001--Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced its submission of a New Drug Application
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(NDA) for rifaximin to the U.S. Food and Drug Administration (FDA).

The Company is seeking approval to market rifaximin for the treatment of travelers' diarrhea.

Rifaximin is a novel, broad-spectrum antibiotic that belongs to the rifamycin class of antibiotics. The drug is chemically structured to deliver high concentrations of antibiotic to the gastrointestinal tract while remaining minimally absorbed outside the gastrointestinal tract. Salix licensed U.S. and Canadian rights to rifaximin from Alfa Wassermann S.p.A. Currently, the product is marketed in Italy by Alfa Wassermann under the trade name Normix(R) and is licensed by Alfa Wassermann in Mexico to GlaxoSmithKline and Schering-Plough under the respective trade names RedActiv(R) and Flonorm(R).

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs which have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the risks of regulatory review and clinical trials, the need to acquire additional products, and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Contact:
     Salix Pharmaceuticals, Ltd., Raleigh
     Adam C. Derbyshire or Mike Freeman, 919/862-1000